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Pricing Supplement dated January 14, 2004		    Rule 424(b)(3)
(To Prospectus dated April 3, 2002 and			File No. 333-84692
Prospectus Supplement dated April 4, 2002)

			TOYOTA MOTOR CREDIT CORPORATION

			Medium-Term Note - Floating Rate
________________________________________________________________________________

Principal Amount:  $200,000,000		   Trade Date: January 14, 2004
Issue Price: See "Plan of Distribution"	   Original Issue Date: January 21, 2004
Initial Interest Rate:  See "Additional    Net Proceeds to Issuer: $199,940,000
     Terms of the Notes -- Interest"	   Principal's Discount
Interest Payment Period: Quarterly	     or Commission: 0.03%
Stated Maturity Date: July 21, 2005
________________________________________________________________________________
Calculation Agent:  Deutsche Bank Trust Company Americas
Interest Calculation:
   [X]  Regular Floating Rate Note	[ ]  Floating Rate/Fixed Rate Note
   [ ]  Inverse Floating Rate Note	       (Fixed Rate Commencement
          (Fixed Interest Rate): 		Date):
   [ ]  Other Floating Rate Note	       (Fixed Interest Rate):
          (see attached)

   Interest Rate Basis: [ ]  CD Rate [ ] Commercial Paper Rate [ ] Prime Rate
	[ ]  Eleventh District Cost of Funds Rate	[ ]  Federal Funds Rate
	[X]  LIBOR	[ ]  Treasury Rate	      [ ]  Other (see attached)
		If LIBOR, Designated LIBOR Page:  [ ]  Reuters Page:
    							[X]  Telerate Page: 3750

   Initial Interest Reset Date: April 21, 2004	    Spread (+/-): -0.055%
   Interest Rate Reset Period: Quarterly	    Spread Multiplier:  N/A
   Interest Reset Dates: January 21, April 21,	    Maximum Interest Rate: N/A
      July 21 and October 21 of each year
   Interest Payment Dates: January 21, April 21,    Minimum Interest Rate:  N/A
      July 21 and October 21 of each year,	    Index Maturity: 3 month
      commencing April 21, 2004		            Index Currency: U.S. dollars

Day Count Convention:
   [ ]  30/360 for the period from       to
   [X]  Actual/360 for the period from January 21, 2004 to July 21, 2005
   [ ]  Other (see attached)

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date: N/A
	Initial Redemption Percentage: N/A
	Annual Redemption Percentage Reduction: N/A

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of
	the holder of the Notes.
	Optional Repayment Date(s):
	Repayment Price:     %
Currency:
   Specified Currency:  U.S. dollars
       (If other than U.S. dollars, see attached)
   Minimum Denominations:
       (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
   Total Amount of OID:
   Yield to Maturity:
   Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

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				___________________________

					BNP PARIBAS

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			ADDITIONAL TERMS OF THE NOTES

Further Authorizations

	Effective January 14, 2004, in supplement to the $6,103,700,000 aggregate principal amount (or the equivalent thereof in one or more foreign or composite currencies) of its Medium-Term Notes which TMCC was authorized to offer as of April 4, 2002, TMCC authorized the offer and issuance from time to time of an additional $1,450,000,000 aggregate principal amount of its Medium-Term Notes.

Interest

	The Initial Interest Rate for the Medium-Term Notes offered by this pricing supplement will be equal to three month LIBOR determined on January 16, 2004 minus 0.055%.


Plan of Distribution

	Under the terms of and subject to the conditions of an Appointment Agreement dated October 4, 2001 and an Appointment Agreement Confirmation dated January 14, 2004 (collectively, the "Agreement"), between TMCC and BNP Paribas Securities Corp. ("BNPP"), BNPP, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 99.97% of their principal amount. BNPP may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at varying prices related to prevailing market prices at the time of resale, as determined by BNPP.

	Under the terms and conditions of the Agreement, BNPP is committed to take and pay for all of the Notes offered hereby if any are taken.